The information in this prospectus supplement is not complete and may be changed. We are not using this prospectus supplement or the accompanying prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-64887
Subject to Completion, dated June 22, 2004

Prospectus Supplement
(To Prospectus dated June 3, 1999)

Boston Scientific Corporation

$500,000,000

                    % Notes due 2014

Interest payable                         and

Issue price:             %

The notes will mature on                     , 2014. Interest will accrue from                     , 2004 and will be payable each                     and                     , beginning                     , 2004. We may redeem the notes in whole or in part at any time at the redemption price described herein.

The notes will be senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement and the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to	Underwriting	Proceeds
	Public	Discounts	to Us

Per Note	%	%	%

Total	$	$	$

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to investors through the book-entry delivery system of The Depository Trust Company on or about                     , 2004.

Joint Bookrunners

Banc of America Securities LLC	Deutsche Bank Securities	JPMorgan

                    , 2004

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with other information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and the information in the accompanying prospectus is accurate only as of the date on the first page of the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since these dates.

Prospectus Supplement

Prospectus

FORWARD LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. These forward-looking statements include, without limitation, statements about our market opportunity, strategies, competition, expected activities, expected profitability and investments as we pursue our business plan, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as “believe,” “anticipate,” “plan,” “seek,” “expect,” “intend” and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions.

      Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this prospectus supplement and the accompanying prospectus. The factors set forth below and other cautionary statements made in this prospectus supplement and the accompanying prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein and therein). The forward-looking statements contained in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein and therein) represent our judgment as of the dates of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, as the case may be. We caution readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

      Examples of forward-looking statements discussed in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein and therein) include, but are not limited to, statements with respect to, and our performance may be affected by:

•	volatility in the coronary stent market, competitive offerings and the timing of receipt of regulatory approvals to market existing and anticipated drug-eluting stent technology and other coronary and peripheral stent platforms;

•	our ability to achieve significant growth in revenue, gross profit, earnings and cash flow throughout 2004 following the launch of the TAXUS drug-eluting stent system in the United States, and to launch the TAXUS stent system in Japan in late 2005 or early 2006;

•	our ability to prevent disruptions to our TAXUS manufacturing processes and to maintain inventory levels consistent with forecasted demand around the world;

•	the overall rate of physician conversion to drug-eluting stents and the expected slow but steady increase in drug-eluting stent adoption rates in Europe;

•	the impact of the introduction of drug-eluting stents and third-party alliances on the size of the coronary stent market and distribution of share within the coronary stent market in the United States and around the world;

•	the overall performance of drug-eluting stents and the results of drug-eluting stent clinical trials undertaken by us or our competitors;

•	our ability to capitalize on the opportunity in the drug-eluting stent market for significant growth in revenue and earnings and to achieve sustained worldwide market leadership positions through reinvestment in our drug-eluting stent program;

•	our ability to take advantage of our position as one of two early entrants in the United States drug-eluting stent market, to anticipate competitor products as they enter the market and to take advantage of opportunities that exist in the markets we serve;

•	our ability to manage research and development and other operating expenses, including royalty obligations, in light of significant expected revenue growth;

•	our ability to manage inventory levels, accounts receivables and gross margins relating to our TAXUS stent system and other products and to react effectively to worldwide economic and political conditions;

•	our ability to achieve benefits from our increased focus on internal research and development and our ability to capitalize on opportunities across our businesses;

•	our ability to integrate the acquisitions and other strategic alliances consummated since early 2001;

•	our ability to successfully complete planned clinical trials, to obtain and maintain regulatory approvals and to develop and launch products on a timely basis within cost estimates, including products resulting from purchased research and development;

•	the timing, size and nature of strategic initiatives, market opportunities and research and development platforms available to us and the ultimate cost and success of these initiatives;

•	our ability to maintain a 24 percent effective tax rate, excluding net special charges, during 2004;

•	our ability to meet our projected cash needs over the next twelve months, to maintain borrowing flexibility and to refinance our borrowings beyond the next twelve months;

•	risks associated with international operations including compliance with local legal and regulatory requirements;

•	the potential effect of foreign currency fluctuations on revenues, expenses and resulting margins;

•	the effect of litigation, risk management practices and compliance activities on our loss contingency, legal provision and cash flow;

•	the impact of stockholder, patent, product liability, Medinol Ltd. and other litigation, as well as the ultimate outcome of the United States Department of Justice investigation; and

•	the actual amount of future contingent consideration payments associated with and the actual future revenue for our acquisition of Advanced Bionics Corporation.

      Several other important factors, in addition to the specific factors discussed in connection with each forward-looking statement individually, could affect our future results and growth rates and could cause those results and rates to differ materially from those expressed in the forward-looking statements contained in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein). These additional factors include, among other things, future economic, competitive, reimbursement and regulatory conditions, new product introductions, demographic trends, third-party intellectual property, financial market conditions, our future business decisions and those of our competitors, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Therefore, we wish to caution each reader of this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein) to consider carefully these factors as well as the specific factors discussed with each forward-looking statement in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and as disclosed in our filings with the Securities and Exchange Commission, or SEC. These factors, in some cases, have affected, and in the future (together with other factors) could affect, our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this prospectus supplement and the accompanying prospectus.

      For additional information relating to these and other risks, uncertainties and assumptions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Boston Scientific Corporation” in our Form 10-K for the year ended December 31, 2003 (the “2003 Form 10-K”), as filed with the SEC on March 15, 2004, and our Form 10-Q for the quarter ended March 31, 2004 (the “March 2004 Form 10-Q”), as filed with the SEC on May 7, 2004, each incorporated by reference herein.

SUMMARY

      This summary description of our business may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the financial data and related notes included or incorporated by reference herein, before making an investment decision. The terms “Boston Scientific,” “our company” and “we” as used in this prospectus supplement refer to “Boston Scientific Corporation” and its subsidiaries and predecessors as a combined entity, except where it is made clear that such term means only the parent company.

Boston Scientific Corporation

Business

      We are a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties, including interventional cardiology, peripheral interventions, neurovascular intervention, electrophysiology, vascular surgery, endoscopy, oncology, urology and gynecology. Since we were formed in 1979, we have advanced the practice of less-invasive medicine by providing a broad portfolio of innovative products, technologies and services across a wide range of medical specialties. Our products are generally inserted into the human body through natural openings or small incisions in the skin and can be guided to most areas of the anatomy to diagnose and treat a wide range of medical problems. These products help physicians and other medical professionals improve their patients’ quality of life by providing alternatives to surgery. We recorded net sales of $3.5 billion in 2003 and $1.1 billion in the first quarter of 2004.

      Since 1995, we have undertaken a strategic acquisition program to assemble the lines of business necessary to achieve the critical mass that allows us to continue to be a leader in the medical industry. In 2003, we invested more than $350 million in approximately 25 strategic initiatives. These initiatives are each intended to further expand our product offerings by adding new or complementary technologies to our already diverse technology portfolio. As the health care environment continues to undergo rapid change, we expect that we will continue to focus on strategic acquisitions and alliances in order to provide new products and technology platforms to our customers. In addition, we expect to make additional investments in several of our existing relationships.

      We operate through four business segments divided among the geographic regions of the United States, Europe, Japan and Inter-Continental. Maintaining and expanding our international presence is an important component of our long-term growth plan. Through our international presence, we seek to increase net sales and market share, leverage relationships with leading physicians and their clinical research programs, accelerate the time within which new products can be brought to market and gain access to worldwide technological developments that may be implemented across our product lines. Sales outside of the United States accounted for approximately 45 percent of our net sales in 2003 and in the first quarter of 2004.

Products

      Our products are offered for sale by two dedicated business groups: Cardiovascular and Endosurgery. The Cardiovascular organization focuses on products and technologies for use in interventional cardiology, peripheral interventions, vascular surgery, electrophysiology, and neurovascular procedures. The Endosurgery organization focuses on products and technologies for use in oncology, endoscopy, urology and gynecology procedures. During 2003, approximately 72 percent of our net sales were derived from the Cardiovascular business and approximately 28 percent from the Endosurgery business. For the three months ended

March 31, 2004, approximately 76 percent of our net sales were derived from the Cardiovascular business and approximately 24 percent from the Endosurgery business.

      Cardiovascular. Our principal Cardiovascular products are offered in the following medical areas:

• Coronary Stents	• Peripheral Interventions
• Coronary Revascularization	• Caval Interruption Systems
• Embolic Protection	• Electrophysiology
• Intraluminal Ultrasound Imaging	• Neurovascular Intervention
• Fluid Management	• Vascular Surgery

      Endosurgery. Our principal Endosurgery products are offered in the following medical areas:

• Esophageal, Gastric and Duodenal (Small Intestine) Intervention	• Prostate Intervention
• Colorectal Intervention	• Urinary Incontinence
• Pancreatico-Biliary Intervention	• Gynecology
• Pulmonary Intervention	• Oncology Intervention
• Urinary Tract Intervention and Bladder Disease	• Central Venous Access

Strategy

      Our mission is to improve the quality of patient care and the productivity of health care delivery through the development and advocacy of less-invasive medical devices and procedures. This is accomplished through the continuing refinement of existing products and procedures and the investigation and development of new technologies that can reduce risk, trauma, cost, procedure time and the need for aftercare. Our approach to innovation combines internally developed products and technologies with those obtained externally through strategic acquisitions and alliances. Building relationships with development companies and inventors helps us enrich our current franchises as well as expand into complementary businesses.

      Key elements of our overall business strategy include the following:

      Innovation. We are committed to harnessing technological innovation and our approach to technology innovation includes a mixture of tactical and strategic initiatives that are designed to offer sustainable growth in the near and long term. Combining internally developed products and technologies with those obtained through acquisition and alliances allows us to focus on and deliver products currently in our pipeline as well as strengthen our technology portfolio by accessing third party technologies.

      Clinical Excellence. Our commitment to innovation is further demonstrated by our rapidly expanding clinical capabilities. Our clinical teams are organized by therapeutic specialty to better support our research and development pipeline and marketing and sales efforts.

      Product Diversity. We offer products in numerous product categories, which are used by physicians throughout the world in a broad range of diagnostic and therapeutic procedures. The breadth and diversity of our product lines permit medical specialists and purchasing organizations to satisfy many of their less-invasive medical device requirements from a single source.

      Operational Excellence. We are focused on continuously improving our supply chain effectiveness, strengthening our manufacturing processes and optimizing our plant network in order to increase operational efficiencies within the organization. By centralizing operations at the corporate level and shifting global manufacturing along product lines, we believe we are able to leverage our existing resources and concentrate on new product development, including enhancement of existing products, and their commercial launch.

      Focused Marketing. Each of our business groups maintain dedicated sales forces and marketing teams focusing on physicians who specialize in the diagnosis and treatment of different medical conditions. We believe that this focused disease state management enables us to develop highly knowledgeable and dedicated sales representatives and to foster close professional relationships with physicians.

      Active Participation In The Medical Community. We believe that we have excellent working relationships with physicians and others in the medical industry, which enable us to gain a detailed understanding of new therapeutic and diagnostic alternatives, and to respond quickly to the changing needs of physicians and patients. Active participation in the medical community contributes to physician understanding and adoption of less-invasive techniques and the expansion of these techniques into new therapeutic and diagnostic areas.

      Corporate Culture. Our management believes that success and leadership evolve from a motivating corporate culture which rewards achievement, respects and values individual employees and customers, and focuses on quality, technology, integrity and service. We believe that our success is attributable in large part to the high caliber of our employees and our commitment to respecting the values on which our success has been based.

Recent Developments

      On June 1, 2004, we acquired 100 percent of the fully diluted equity of Advanced Bionics Corporation, a privately-held company located in Valencia, California, for an initial payment of approximately $740 million in cash, plus earn out payments tied to future performance milestones. The initial purchase price was funded by the issuance of commercial paper.

      The acquisition will expand our technology portfolio into the rapidly growing implantable microelectronic device market. Advanced Bionics has developed implantable microelectronics for treating numerous neurological disorders. Its neuromodulation technology includes a range of neurostimulators (or implantable pulse generators), programmable drug pumps and cochlear implants.

      The acquisition has been structured to include a substantial earnout mechanism. Performance milestones are primarily based on the achievement of net sales, with certain milestone payments also tied to profitability. The milestones are segmented by the four principal technology platforms (cochlear implants, implantable pulse generators, drug pumps and bion microstimulators), each with a 72-month earnout horizon. Base earnout payments on these performance milestones approximate two and a quarter times incremental sales for each annual period. There are also bonus earnout payments available based on the attainment of certain aggregate sales performance targets and a certain gross margin level.

      Our best estimate of future contingent consideration (undiscounted) that we would be required to make associated with our acquisition of Advanced Bionics is approximately $2.0 billion. The estimated cumulative specified revenue level associated with our best estimate is approximately $4.5 billion during the period from 2004 through 2013.

      Our principal executives offices are located at One Boston Scientific Place, Natick, MA 01760-1537. Our telephone number is (508) 650-8000. Our website is located at www.bostonscientific.com. Information contained on our website is not incorporated in this prospectus supplement or the accompanying prospectus.

The Offering

Notes Offered	$500 million initial principal amount of percent notes due 2014.

Maturity Date	, 2014.

Interest Payment Dates	and of each year, commencing , 2004.

Redemption	At our option, we may redeem any or all of the notes, in whole or in part, at any time, as described on pages S-16 and S-17 under the heading “Description of the Notes — Optional Redemption” in this prospectus supplement.

Ranking	The notes:

• are unsecured;

• rank equally with all of our other unsecured and unsubordinated debt;

• are senior to any existing or future subordinated debt;

• are effectively junior to any existing or future secured debt; and

• are effectively junior to any existing and future liabilities of our subsidiaries.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• merge or consolidate with another entity or transfer all or substantially all of our property and assets; and

• incur liens.

Additional Notes	We may create and issue further notes ranking equally and ratably with the notes in all respects, so that such further notes will be consolidated and form a single series with the notes and will have the same terms as to status, redemption or otherwise as the notes.

USE OF PROCEEDS

      We estimate that the net proceeds to us from this notes offering will be approximately $          million after deducting estimated underwriting discounts and commissions, and estimated expenses. A significant portion of the net proceeds from this notes offering will be used to repay commercial paper borrowings. The amount outstanding under our commercial paper program as of March 31, 2004 was approximately $946 million, at a weighted average interest rate of 1.13 percent per year, which rate is subject to change over time. Our commercial paper borrowings financed strategic alliances and acquisitions, facility expansions, common stock repurchases and other general corporate purposes. Approximately $740 million of commercial paper borrowings were incurred after March 31, 2004 to finance our recent acquisition of Advanced Bionics Corporation. See “Summary — Recent Developments.” We expect to use the remainder of the net proceeds of this offering, if any, principally for general corporate purposes.

      To the extent that the net proceeds are not used immediately for the above purposes, these funds will be invested in short- and/or medium-term investment grade securities.

CAPITALIZATION

      The following table sets forth our capitalization as of March 31, 2004 and as adjusted to reflect the issuance of the notes offered hereby and application of the net proceeds of the offering as described above under “Use of Proceeds.” For further discussion of our capitalization, see the March 2004 Form 10-Q, incorporated by reference herein.

	March 31, 2004

	Actual	As Adjusted

	(in millions)
Commercial paper — short-term(1)	$546	$546
Notes payable and current maturities of long-term debt	518	518

Total short-term debt	1,064	1,064
Notes offered hereby		500
Long-term debt, net of current portion(2)	611	111

Total debt	1,675	1,675
Stockholders’ equity:
Preferred stock, $.01 par value — authorized 50,000,000 shares, none issued and outstanding
Common stock, $.01 par value — authorized 1,200,000,000 shares, 835,084,057 shares issued and outstanding	8	8
Additional paid-in capital	1,355	1,355
Retained earnings	1,928	1,928
Accumulated other comprehensive loss	(72)	(72)

Total stockholders’ equity	3,219	3,219

Total capitalization	$4,894	$4,894

(1)	Amounts shown do not reflect commercial paper issued after March 31, 2004, including approximately $740 million of commercial paper issued to finance our acquisition of Advanced Bionics Corporation in June 2004. See “Summary — Recent Developments.”

(2)	At March 31, 2004, we expected that a minimum of $600 million of our short-term obligations would remain outstanding beyond the twelve month period following such date and accordingly, we classified this portion of our obligations as long-term debt.

RATIOS OF EARNINGS TO FIXED CHARGES

      Our ratios of earnings to fixed charges on a consolidated basis for the periods indicated were as follows (unaudited):

	Three Months
	Ended March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions)
Fixed charges:
Interest expense and debt issuance costs	$11	$11	$46	$43	$59	$70	$122
Interest portion of rental expense	2	2	10	11	12	15	15

Total fixed charges	$13	$13	$56	$54	$71	$85	$137

Earnings:
Income before income taxes	$255	$140	$643	$549	$44	$527	$562
Fixed charges per above	13	13	56	54	71	85	137
Net distributed/(undistributed) equity in earnings of equity investees					(13)	13	(1)
Less: capitalized interest							1

Total earnings, as adjusted	$268	$153	$699	$603	$102	$625	$697

Ratio of earnings to fixed charges	20.62	11.77	12.48	11.17	1.44	7.35	5.09

      The ratios of earnings to fixed charges for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year. The data above include merger-related and special charges (credits) recorded in conjunction with acquisitions, strategic alliances and litigation. The ratios above should be read in conjunction with our consolidated financial statements (including the notes thereto) included in the 2003 Form 10-K and the March 2004 Form 10-Q, which are incorporated by reference herein.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following table sets forth certain of our financial information and other operating information. The consolidated financial information for each of the five years ended December 31, 2003, set forth below, has been derived from our audited consolidated financial statements. The consolidated financial statements for the three years ended December 31, 2003 have been audited by Ernst & Young LLP, independent auditors. The selected financial information for the three month periods ended March 31, 2004 and 2003 has been derived from unaudited consolidated financial statements included in the March 2004 Form 10-Q, incorporated by reference herein, which, in the opinion of our management, include all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of the financial position and the results of operations for such periods. The operating results for the three months ended March 31, 2004 are not necessarily indicative of the financial position and the results that may be expected for the entire year. As shown below, operating data includes merger-related and special charges (credits) recorded in conjunction with acquisitions, strategic alliances and litigation. The following information should be read in conjunction with our consolidated financial statements (including the notes thereto) included in the 2003 Form 10-K and our unaudited condensed consolidated financial statements (including the notes thereto) included in the March 2004 Form 10-Q, each of which is incorporated by reference herein.

	Three Months
	Ended March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions, except per share data)
Operating Data:
Net sales	$1,082	$807	$3,476	$2,919	$2,673	$2,664	$2,842
Cost of products sold	292	226	961	870	919	832	986

Gross profit	790	581	2,515	2,049	1,754	1,832	1,856
Selling, general and administrative expenses	348	271	1,171	1,002	926	867	842
Amortization expense	22	20	89	72	136	91	92
Royalties	22	12	54	36	35	37	46
Research and development expenses	134	103	452	343	275	199	197
Purchased research and development		13	37	85	282
Litigation-related charges (credits), net		7	15	(99)
Restructuring and merger-related charges (credits)						58	(10)

Total operating expenses	526	426	1,818	1,439	1,654	1,252	1,167

Operating income	264	155	697	610	100	580	689
Other income (expense):
Interest expense	(11)	(11)	(46)	(43)	(59)	(70)	(118)
Other, net	2	(4)	(8)	(18)	3	17	(9)

Income before income taxes	255	140	643	549	44	527	562
Income taxes	61	43	171	176	98	154	191

Net income (loss)	$194	$97	$472	$373	$(54)	$373	$371

Net income (loss) per common share:(1)
Basic	$0.23	$0.12	$0.57	$0.46	$(0.07)	$0.46	$0.46
Assuming dilution	$0.23	$0.11	$0.56	$0.45	$(0.07)	$0.46	$0.45
Weighted average shares outstanding — assuming dilution(1)	855.2	844.0	845.4	830.0	802.8	816.6	822.7

	Three Months
	Ended March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions, except per share data)
Balance Sheet Data:
Cash, cash equivalents and short- term investments	$691	$294	$752	$277	$180	$54	$64
Working capital	246	148	487	285	275	173
Total assets	5,844	4,612	5,699	4,450	3,974	3,427	3,572
Commercial paper — short-term	546	421	547	88	99	56	277
Notes payable and current maturities of long-term debt	518	4	6		132	204	323
Long-term debt, net of current portion(2)	611	826	1,172	847	973	574	688
Stockholders’ equity	3,219	2,475	2,862	2,467	2,015	1,935	1,724
Book value per common share(1)	$3.85	$3.02	$3.46	$3.00	$2.49	$2.42	$2.11
Other Data:
Cash provided by operating activities	$42	$109	$787	$736	$490	$739	$776
Cash used for investing activities	(147)	(289)	(871)	(485)	(800)	(107)	(185)
Cash provided by (used for) financing activities	49	195	487	(175)	437	(638)	(593)
EBITDA(3)	$320	$193	$879	$748	$332	$777	$856

(1)	We paid a two-for-one stock split that was effected in the form of a 100 percent stock dividend on November 5, 2003. All historical amounts have been restated to reflect the stock split.

(2)	At March 31, 2004, we expected that a minimum of $600 million of our short-term obligations would remain outstanding beyond the twelve month period following such date and, accordingly, we classified this portion of our obligations as long-term debt.

(3)	Management uses EBITDA to assess operating performance and believes it may assist users of our financial statements in analyzing the underlying trends in our business over time. Users of our financial statements should consider this non-GAAP financial information in addition to, not as a substitute for, or as superior to, financial information prepared in accordance with GAAP. The following represents a reconciliation of EBITDA to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months
	Ended March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions)
Reconciliation between EBITDA and net income (loss):
Net income (loss)	$194	$97	$472	$373	$(54)	$373	$371
Income taxes	61	43	171	176	98	154	191
Interest expense	11	11	46	43	59	70	118
Interest income	(1)	(1)	(6)	(5)	(3)	(1)	(2)
Depreciation and amortization	55	43	196	161	232	181	178

EBITDA	$320	$193	$879	$748	$332	$777	$856

DESCRIPTION OF THE NOTES

      The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the “Debt Securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus under the caption “Description of Debt Securities”, to which description reference is hereby made. Capitalized terms not defined in this section have the meanings assigned to such terms in the accompanying prospectus.

General

      The notes offered hereby will be limited initially to $500 million aggregate principal amount and will mature on                     , 2014. The notes will not be entitled to a sinking fund. Interest at the applicable annual rate set forth on the cover page of this prospectus supplement will be payable semiannually on                     and                     , commencing                     , 2004, to the persons in whose names the notes are registered at the close of business on                     or                     , as the case may be, preceding such interest payment date. Interest on the notes will accrue from                     , 2004 or from the most recent interest payment date to which interest has been paid or provided for to, but excluding, the next interest payment date. The notes constitute a separate series of Debt Securities under the Indenture to be dated on or about June      , 2004, between us and the trustee (the “Indenture”), and will be issued in denominations of $1,000 and integral multiples thereof.

      The notes will be unsecured and will rank on a parity with each other and with all other of our unsecured and unsubordinated indebtedness from time to time outstanding. The notes will rank senior to any future unsecured and subordinated debt, effectively junior to our secured debt and effectively junior to liabilities of our subsidiaries, in each case as may be outstanding from time to time.

      The provisions described in the accompanying prospectus under “Description of Debt Securities” will be applicable to the notes, except to the extent such provisions are inconsistent with this Description of the Notes. In particular, the Limitation on Liens covenant described below replaces the Limitation on Liens covenant found in the accompanying prospectus under the caption “Description of Debt Securities” in its entirety.

      We may create and issue further notes ranking equally and ratably with the notes in all respects, so that such further notes will be consolidated and form a single series with the notes and will have the same terms as to status, redemption or otherwise as the notes.

Limitation on Liens

      We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of our property, assets or revenues, whether now owned or hereafter acquired, except for: (i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on our or our Subsidiaries’ books, as the case may be, in conformity with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of our business or that of such Subsidiary; (vi) Liens in existence on the date of the first issuance by us of Senior Debt Securities issued pursuant to the Indenture; provided that no such Lien is spread to cover any additional property after such date and that the amount of Debt secured thereby is not increased; (vii) Liens securing our and our Subsidiaries’ Debt incurred to finance the acquisition of fixed or capital assets; provided that (A) such Liens will be created substantially simultaneously with the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than the property financed by such Debt and (C) the amount of Debt secured thereby is not increased; (viii) Liens on the property or assets of a corporation that becomes a Subsidiary after the date hereof; provided that (A) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (B) any such Lien is not spread to cover any property or assets or such corporation after the time such corporation becomes a Subsidiary, and (C) the amount of Debt secured thereby is not increased; (ix) Liens pursuant to any Receivables Transactions in an aggregate principal amount not exceeding 20% of Consolidated Tangible Assets, and (x) Liens (not otherwise permitted hereunder) (A) which secure obligations not exceeding the greater of (X) $100.0 million or (Y) 20% of Consolidated Net Worth, in each case in aggregate amount at any time outstanding, or (B) with respect to which we effectively provide that the Senior Debt Securities outstanding under the Indenture are secured equally and ratably with (or, at our option prior to) the Debt secured by such Liens.

Optional Redemption

      We may redeem the notes, in whole or in part, at our option, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed or

•	as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus basis points plus, in each case, accrued and unpaid interest on the notes to the redemption date.

      “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      “Quotation Agent” means the Reference Treasury Dealer appointed by the trustee after consultation with us.

      “Reference Treasury Dealer” means (1) Banc of America Securities LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefore another

Primary Treasury Dealer; and (2) any other Primary Treasury Dealers selected by the trustee after consultation with us.

      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

      We will give notice to The Depository Trust Company (“DTC”) of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. If we redeem only some of the notes, it is the practice of DTC to determine by lot the amount of notes to be redeemed of each of its participating institutions. Notice by DTC to these participants and by participants to “street name” holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

      Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Sinking Fund

      The notes will not be entitled to the benefit of a sinking fund.

Defeasance

      The notes are subject to the company’s defeasance option. See “Description of Debt Securities — Defeasance” in the accompanying prospectus.

Book-Entry Procedures

      The notes will be issued in the form of one or more fully registered Global Securities (the “Global Securities”), which will be deposited with, or on behalf of, DTC (the “Depositary”), and registered in the name of the Depositary’s nominee. Except as set forth below, the Global Securities may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

      The Depositary has advised us and the underwriters as follows: The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (the “Participants”) and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including certain of the underwriters), banks (including the trustee) and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“indirect participants”). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

      Pursuant to procedures established by the Depositary, (i) upon issuance of the notes by us, the Depositary will credit the accounts of Participants designated by the underwriters with the principal amounts of the notes purchased by the underwriters, and (ii) ownership of beneficial interests in the Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to the Participants’ interests), the Participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Securities is limited to such extent.

      So long as a nominee of the Depositary is the registered owner of the Global Securities, such nominee for all purposes will be considered the sole owner or holder of the corresponding notes under the Indenture. Except as provided below, owners of beneficial interests in the Global Securities will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the owners or holders thereof under the Indenture.

      The trustee, any Paying Agent and the Security Registrar will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Principal and interest payments on the notes registered in the name of the Depositary’s nominee will be made by the trustee to the Depositary’s nominee as the registered owner of the Global Securities. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the notes are registered as the owners of such notes for the purpose of receiving payment of principal and interest on the notes and for all other purposes whatsoever. Therefore, neither we, the trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the Global Securities. The Depositary has advised the trustee and us that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Securities as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the Participants or indirect participants.

      If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the Global Securities. In addition, we may at any time determine not to have the notes represented by Global Securities and, in such event, will issue notes in definitive form in exchange for the Global Securities. In either instance, an owner of a beneficial interest in the Global Securities will be entitled to have notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form. Notes so issued in the definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupon.

UNDERWRITING

      Subject to the terms and conditions set forth in the underwriting agreement and a terms agreement each dated                     , 2004, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter:

Principal Amount
Underwriters	of Notes

Banc of America Securities LLC	$
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.

Total	$500,000,000

      Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then they are obligated to take and pay for all the notes.

      The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market-making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

      The underwriters initially propose to offer part of the notes directly to the public at the offering price described on the cover page of this prospectus supplement and part of the notes to certain dealers at a price that represents a concession not in excess of           % of the principal amount of the notes. The underwriters may allow, and any such dealer may reallow, a concession not in excess of           % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

      We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

      In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

      Our expenses associated with this offering, to be paid by us, are estimated to be $925,000.

      Certain of the underwriters will make the notes available for distribution on the internet through a proprietary web site and/or a third-party system operated by Market Axess Corporation, an internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between those underwriters and their respective customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from those underwriters based on transactions they conduct through the system. Those underwriters will make the notes available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

      In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. In particular, certain of the underwriters or their affiliates, are lenders under our revolving credit facilities.

LEGAL MATTERS

      Certain legal matters in connection with the notes will be passed upon for us by Shearman & Sterling LLP, New York, New York, and for underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule incorporated by reference or included in the 2003 Form 10-K, as set forth in their reports, which are incorporated by reference herein. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation by Reference

      We are “incorporating by reference” specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below, and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement until the termination of the offering of all of the securities registered pursuant to the registration statement of which the accompanying prospectus is a part:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our definitive 2004 Proxy Statement on Schedule 14A;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

•	our Current Reports on Form 8-K filed on June 1, 2004 and June 4, 2004 (only Item 2 and Item 7 relating to the Advanced Bionics acquisition).

You may also request a copy of these filings, at no cost, by writing or telephoning our investor relations department at the following address:

Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760-1537
Attention: Investor Relations, MS-C2
Telephone: (508)-650-8555
email: Investor_Relations@bsci.com

PROSPECTUS

BOSTON SCIENTIFIC CORPORATION

Senior Debt Securities, Subordinated Debt Securities,

Preferred Stock, Depositary Shares, Common Stock, Warrants,
Stock Purchase Contracts and Stock Purchase Units

BSC CAPITAL TRUST

BSC CAPITAL TRUST II
BSC CAPITAL TRUST III
Trust Preferred Securities
Guaranteed as set forth herein by
BOSTON SCIENTIFIC CORPORATION

          Boston Scientific Corporation (“Boston Scientific” or the “Company”) may offer and sell from time to time, together or separately, the following securities in one or more series: (i) its unsecured senior debt securities (the “Senior Debt Securities”) and its unsecured subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), consisting of debentures, notes or other evidences of indebtedness; (ii) shares of its preferred stock, par value $0.01 per share (the “Preferred Stock”); (iii) depositary shares representing entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specific series (the “Depositary Shares”); (iv) shares of its common stock, par value $0.01 per share (the “Common Stock”); (v) warrants to purchase any of the foregoing Debt Securities, Preferred Stock, Depositary Shares or Common Stock (the “Warrants”); (vi) stock purchase contracts (the “Stock Purchase Contracts”) to purchase Common Stock or Preferred Stock; (vii) stock purchase units (the “Stock Purchase Units”), each Stock Purchase Unit representing ownership of a Stock Purchase Contract and Trust Preferred Securities (as defined below) or other debt obligations of third parties, including U.S. government or government agency securities securing the holder’s obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contracts. The Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares, Warrants, Common Stock, Stock Purchase Contracts, Stock Purchase Units and the Trust Preferred Securities are collectively called the “Securities.”

(Continued on next page)

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The Securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See “Plan of Distribution” for indemnification arrangements for agents, dealers and underwriters.

The date of this Prospectus is June 3, 1999.

(Continued from front page)

      BSC Capital Trust, BSC Capital Trust II and BSC Capital Trust III (each a “Trust”), each a statutory business trust formed under the laws of the State of Delaware, may each offer and sell from time to time, preferred securities, representing preferred undivided beneficial interests in the assets of their respective Trust (“Trust Preferred Securities”). The Company will own all of the undivided beneficial ownership interests represented by the common securities of each Trust (“Trust Common Securities” and, together with the Trust Preferred Securities, the “Trust Securities”). To the extent described herein, the Company will guarantee (each, a “Trust Guarantee”) the payment of periodic cash distributions (“Distributions”) with respect to Trust Preferred Securities out of monies held by the Trusts and payments on liquidation, redemption or otherwise with respect to the Trust Preferred Securities. See “Description of Trust Preferred Securities” and “Description of Trust Guarantee.” Each Trust Guarantee (i) will rank junior and subordinate in right of payment to all other liabilities of the Company, except indebtedness of the Company that by its terms is subordinate or pari passu to such Trust Guarantee, and (ii) will rank pari passu with most senior preferred or preference stock of the Company. See “Description of Trust Guarantee — Status of Trust Guarantee.”

      This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

      The Company may issue and sell Subordinated Debt Securities from time to time in one or more series to a Trust or a trustee of a Trust in connection with the investment of proceeds from an offering of Trust Securities. Subordinated Debt Securities purchased by a Trust may be subsequently distributed pro rata to holders of Trust Securities of such Trust in connection with the dissolution of such Trust upon the occurrence of certain events as may be described in one or more supplements to this Prospectus (each, a “Prospectus Supplement”). See “Description of Trust Preferred Securities” and “Description of Trust Guarantee — Status of the Trust Guarantee.”

      One or more related Prospectus Supplements will set forth the form in which the Securities are to be issued and certain specific terms of the particular Securities described in this Prospectus, including, where applicable, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as Senior Debt Securities or Subordinated Debt Securities, maturity, premium, if any, interest rate, time and method of calculating interest, if any, date on which interest, if any, shall be payable, place where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currencies or currency units in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption or conversion, any sinking fund provisions, the purchase price, any right of the Company to defer payment of interest on the Debt Securities and the maximum length of such deferral period and other special terms; (ii) in the case of Preferred Stock or Depositary Shares, the specific designation, stated value and liquidation preference per share and number of shares offered, the purchase price, dividend rate (which may be fixed or variable), method of calculating payment of dividends, place where dividends on such Preferred Stock will be payable, any terms of redemption or conversion, dates on which dividends shall be payable and dates from which dividends shall accrue, voting and other rights, including whether interests in the Preferred Stock will be represented by Depositary Shares and, if so, the fraction of a share of Preferred Stock represented by each Depositary Share; (iii) in the case of Common Stock, the number of shares offered, the initial offering price, market price and dividend information; (iv) in the case of Warrants, the specific designation, the number, purchase price, exercise price and other terms thereof, as well as the terms on which, and the securities for which, the Warrants may be exercised; (v) in the case of Stock Purchase Contracts, the number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof; (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Trust Preferred Securities or debt obligations of third parties securing the holder’s obligation to purchase the Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof; and (vii) in the case of Trust Preferred Securities, the specific designation, number of securities, liquidation amount per security, purchase price, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Trust Preferred Securities, specific terms and provisions of the Trust Guarantee and the terms upon which the proceeds of the sale of the Trust Preferred Securities shall be used to purchase a specific series of Subordinated Debt Securities.

      The Company, by filing the Registration Statement of which this Prospectus is a part, is seeking flexibility with respect to the offering of the Securities to the public. While it is likely that the offering price to the public of the Securities will be less, in no event will the offering price to the public of the Securities exceed U.S.$1.2 billion in the aggregate (or its equivalent (based on the applicable exchange rate of the time of issue), if the Securities are offered for consideration denominated in one or more foreign currencies or currency units as shall be designated by the Company). The Securities may be offered, separately or together, in separate series, in amounts at prices and on terms to be determined at the time of sale and set forth in an accompanying Prospectus Supplement. The applicable Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax considerations.

      The Common Stock is listed on the New York Stock Exchange under the trading symbol “BSX.” The Prospectus Supplement will state whether any Securities offered thereby will be listed on any national securities exchange.

      CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICES OF THE SECURITIES OFFERED HEREBY, INCLUDING STABILIZING TRANSACTIONS, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE “PLAN OF DISTRIBUTION.”

      No dealer, salesperson or other individual has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any of the Trusts or any underwriter, dealer or agent. Neither this Prospectus nor any accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of any offer to buy any of the securities hereby or thereby offered in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any accompanying Prospectus Supplement, nor any sale made hereunder or thereunder shall create any implication that the information herein or therein is correct as of any time subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company or any of the Trusts since such date or, in the case of information incorporated herein or therein by reference, the date of filing such information with the Commission.

AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices: in Chicago, at Citicorp Center, 500 W. Madison, Suite 1400, Chicago, Illinois 60661 and in New York, at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the world wide web at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically by the Company. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This Prospectus constitutes part of a combined Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by the Company and each of the Trusts with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the Commission, this Prospectus and any accompanying Prospectus Supplement omits certain of the information contained in the Registration Statement. For further information with respect to the Company, each of the Trusts and the Securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, copies of which may be obtained as provided in the preceding paragraph. Statements contained herein and any accompanying Prospectus Supplement concerning the provisions of any documents are necessarily summaries of such documents and are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission, which may be obtained as described above.

      No separate financial statements of any of the Trusts have been included or incorporated by reference herein. The Company and the Trusts do not consider that such financial statements would be material to holders of Trust Preferred Securities because (i) all of the voting securities of each Trust are owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each of the Trusts has and will have no independent operations, but exists for the sole purpose of issuing securities representing undivided beneficial interests in its assets and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and (iii) the Company’s obligations, which are described herein and in any accompanying Prospectus Supplement, pursuant to each Declaration (as defined herein) (including the obligation to pay the expenses of each Trust), the Indenture and any supplemental indentures thereto, the Subordinated Debt Securities issued to any of the Trusts and the Trust Guarantees, taken together, constitute a full and unconditional guarantee, on a subordinated basis, by the Company of payments due on the Trust Preferred Securities. See “The Trusts,” “Description of Trust Preferred Securities” and “Description of Trust Guarantee.”

      None of the Trusts are currently subject to the information reporting requirements of the Exchange Act. Upon the effectiveness of the Registration Statement, each Trust will become subject to such requirements; however, each of the Trusts intends to seek and expects to receive exemption therefrom. Each of the Trusts is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets the Subordinated Debt Securities and the issuance of the Trust Securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission (File No. 1-11083) are incorporated herein by reference:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by a Form 10-K/ A dated April 28, 1999 and a Form 10-K/ A2 dated June 2, 1999 (collectively, the “1998 Form 10-K”).

2. The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 (the “March 1999 Form 10-Q”).

3. The description of the Common Stock set forth in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on April 3, 1992, and any amendment or report filed for the purpose of updating such description.

4. The Company’s Current Report filed on Form 8-K dated September 25, 1998, as amended by a Form 8-K/ A dated November 24, 1998 and a Form 8-K/ A2 dated March 31, 1999.

      All documents and reports filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the dates of filing of such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any of the documents incorporated herein by reference (other than exhibits to such documents that are not specifically incorporated by reference therein). Written requests should be directed to Investor Relations, Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537. Telephone requests may be directed to (508) 650-8000.

CERTAIN FORWARD-LOOKING STATEMENTS

      This Prospectus, the accompanying Prospectus Supplement and the documents incorporated herein by reference contain forward-looking statements. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all forward-looking statements. Forward-looking statements contained in this Prospectus, the accompanying Prospectus Supplement and the documents incorporated herein by reference include, but are not limited to, statements with respect to, and the Company’s performance may be affected by: (a) the Company’s ability to obtain benefits from the acquisition of Schneider Worldwide, formerly a member of the Medical Technologies Group of Pfizer, Inc. (the “Schneider Acquisition”), including purchased research and development and physician and hospital relationships; (b) the process, outlays and plan for the integration of businesses acquired by the Company, and the successful and timely implementation of the related plans of rationalization; (c) the impact and timing of the Company’s supply chain initiatives; (d) the potential impacts of continued consolidation among healthcare providers, trends towards managed care and economically motivated buyers, healthcare cost containment, more stringent regulatory requirements and more vigorous enforcement activities; (e) the Company’s belief that it is well positioned to take advantage of opportunities for growth that exist in the markets it serves; (f) the Company’s continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment; (g) the Company’s ability to launch products on a timely basis, including products resulting from purchased research and development; (h) risks associated with international operations; (i) the potential effect of foreign currency fluctuations on revenues, expenses and resulting margins and the trend toward increasing sales and expenses denominated in foreign currencies; (j) the Company’s belief that its effective tax rate for 1999 will only increase slightly from 1998; (k) the ability of the Company to manage accounts receivable, manufacturing costs and inventory levels and mix and to react effectively to the changing managed care environment and worldwide economic conditions; (l) the ability of the Company to meet its projected cash needs through the end of 1999; (m) the ability of the global information systems to improve supply chain management; (n) the effect of litigation and compliance activities on the Company’s legal provision; (o) costs and risks associated with implementing Year 2000 compliance and business process reengineering; (p) timely and uninterrupted supply of the NIR® coronary stent and the Company’s cost to purchase the NIR® stent; (q) the ability to realize improved long-term returns on the Company’s investments with a direct selling presence in emerging markets; (r) the ability of the Company to obtain more permanent financing to re-finance a portion of its commercial paper and amounts borrowed under the Company’s revolving credit facilities, to comply with its debt ratio through an equity issuance and to place its commercial paper at reasonable rates; (s) the Company’s expectation that a minimum of $700 million of short-term debt supported by the Company’s revolving credit facilities will remain outstanding through the next twelve months; (t) the Company’s ability to fund development of purchased technology and to realize value assigned to in-process research and development and other intangible assets; (u) the impact of stockholder class action, patent, product liability and other litigation, the outcome of the U.S. Department of Justice investigation, and the adequacy of the Company’s product liability insurance; (v) the potential impact resulting from the euro conversion, including adaptation of information technology systems, competitive implications related to pricing and foreign currency considerations; and (w) the timing, size and nature of strategic initiatives available to the Company. Several important factors, in addition to the specific factors discussed in connection with each of the forward-looking statements contained herein, in the accompanying Prospectus Supplement and in the documents incorporated herein by reference, could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements contained herein, in the accompanying Prospectus Supplement and in the documents incorporated herein by reference. Such additional factors include, among other things, future economic, competitive and regulatory conditions, demographic trends, third-party intellectual property, financial market conditions and future business decisions of Boston Scientific and its competitors, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Boston Scientific. Therefore, the Company wishes to caution each reader of this Prospectus, the accompanying Prospectus Supplement and the documents incorporated herein by reference to consider carefully these factors as well as the specific factors discussed with each forward-looking statement and as disclosed in the Company’s filings with the Securities and Exchange Commission as such factors, in some cases, have affected, and in the future (together with other factors) could affect, the ability of the Company to implement its business strategy and may cause actual results to differ materially from those contemplated by the statements expressed herein and in the documents incorporated herein by reference.

THE COMPANY

      The Company is a worldwide developer, manufacturer and marketer of minimally invasive medical devices. Medical professionals use the Company’s products in a broad range of interventional medical specialties, including cardiology, gastroenterology, neuro-endovascular therapy, pulmonary medicine, radiology, urology and vascular surgery. The Company’s products are generally inserted into the human body through natural openings or small incisions in the skin and can be guided to most areas of the anatomy to diagnose and treat a wide range of medical problems. These products provide effective alternatives to traditional surgery by reducing procedural trauma, complexity, risk to the patient, cost and recovery time. In recent years, the Company has bolstered its growth through several strategic acquisitions and alliances. Most recently, on September 10, 1998, the Company acquired Schneider Worldwide, formerly a member of the Medical Technology Group of Pfizer Inc. (“Pfizer”), for approximately $2.1 billion in cash. The purchase price was funded by the issuance of commercial paper.

      The principal executive offices of the Company are located at One Boston Scientific Place, Natick, Massachusetts 01760-1537. Its telephone number is (508) 650-8000.

TRUSTS

      Each Trust is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust (each, as amended and restated, a “Declaration”) executed by the Company as sponsor for such trust (the “Sponsor”), the Regular Trustees (as defined herein) and the Delaware Trustee (as defined herein) of such trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on September 25, 1998, with respect to BSC Capital Trust, and on September 29, 1998, with respect to the other Trusts. The Company and each Institutional Trustee (as defined herein) will qualify the applicable Declaration as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Each Trust exists for the exclusive purposes of (i) issuing and selling Trust Securities, (ii) investing the gross proceeds from the sale of such Trust Securities in Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto.

      The Company will own directly or indirectly all of the Trust Common Securities of each Trust. The Trust Common Securities of each Trust will rank pari passu, and the applicable Trust will make payments thereon pro rata, with the Trust Preferred Securities of such Trust except that, if any event of default has occurred and is continuing under its Declaration, the rights of holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of holders of the Trust Preferred Securities of such Trust. The Company will acquire Trust Common Securities of each of the Trusts in an aggregate liquidation amount equal to at least 3% of the total capital of each such Trust.

      The term of each Trust is approximately 45 years, but each Trust may be dissolved earlier as provided in its Declaration. The business and affairs of each of the Trusts will be conducted by the trustees (the “Capital Trustees”) appointed by the Company as the direct or indirect holder of all of the Trust Common Securities of each such Trust. As holder of the Trust Common Securities, the Company will be entitled to appoint, remove or replace any of, or increase or reduce the number of Capital Trustees of each of the Trusts. The applicable Declaration governs the duties and obligations of the Capital Trustees. A majority of the Capital Trustees (the “Regular Trustees”) of each of the Trusts will be persons who are employees or officers of, or who are affiliated with, the Company. One Capital Trustee of each Trust will be a financial institution that is unaffiliated with the Company and has minimum capital and surplus of not less than $50.0 million. That institution acts as property trustee and as indenture trustee (the “Institutional Trustee”) for the purpose of compliance with the provisions of the Trust

Indenture Act pursuant to terms set forth in the applicable Prospectus Supplement. In addition, unless the Institutional Trustee for a Trust maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Capital Trustee of such Trust will be an entity having a principal place of business in, or a natural person resident of, the State of Delaware (the “Delaware Trustee”). The Company will pay all fees and expenses related to the Trusts and any offering of Trust Securities.

      The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in Declaration, the Delaware Business Trust Act, as amended (the “Trust Act”), and the Trust Indenture Act. See “Description of Trust Preferred Securities.”

      Unless otherwise specified in the applicable Prospectus Supplement, the Institutional Trustee for each of the Trusts is The Chase Manhattan Bank; Attention: Corporate Trust Administration. Unless otherwise specified in the applicable Prospectus Supplement, The Chase Manhattan Bank Delaware will serve as the Delaware Trustee for each of the Trusts, and its address in the State of Delaware is 1201 North Market Street, Wilmington, New Castle County, Delaware 19801, Attention: Corporate Trust Administration. The principal place of business of each of the Trusts is c/o Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537, telephone number (508) 650-8000.

USE OF PROCEEDS

      The Company intends to use the net proceeds from the sale of the Securities (including Subordinated Debt Securities issued to any of the Trusts in connection with the investment by any such Trust of all of the proceeds from the sale of Trust Preferred Securities) for general corporate purposes, including, without limitation, repurchases or redemptions of the Company’s outstanding debt securities or other reductions of the Company’s outstanding borrowings, working capital, business acquisitions, investments in or loans to subsidiaries, capital expenditures or for such other purposes as may be specified in the applicable Prospectus Supplement.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratios of earnings to fixed charges of the Company on a consolidated basis for the periods indicated were as follows (unaudited):

	Three Months
	Ended March 31,		Year Ended December 31,

	1999	1998	1998	1997	1996	1995	1994

Ratio of earnings to fixed charges	4.99	8.44		7.24	15.76	5.07	16.98
Coverage deficiency (in thousands)			$(279,774)

      For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income (loss) before income taxes and the cumulative effect of a change in accounting plus net distributed equity in earnings of equity investees and fixed charges less capitalized interest. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt issuance expenses and discount and an appropriate portion of rental expense that represents a reasonable approximation of the interest factor. “Coverage deficiency” consists of earnings, as defined above, less fixed charges.

      The ratios of earnings to fixed charges for all periods presented are not necessarily indicative of the results that may be expected for any future periods, and reflect merger-related and special charges recorded in conjunction with the Company’s acquisitions and strategic alliances consummated through March 31, 1999. The Company had a coverage deficiency in 1998 as a result of noncash special charges of $646 million recorded in connection with the acquisition of Schneider Worldwide and other merger-related initiatives. These ratios should be read in conjunction with the Company’s consolidated financial statements (including notes thereto) included in the 1998 Form 10-K and the Company’s condensed consolidated financial statements (including notes thereto) included in the March 1999 Form 10-Q.

DESCRIPTION OF DEBT SECURITIES

      The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. Particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to any series of Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture (as defined herein), including the definitions therein of certain terms and those terms made part of such Indenture by reference to the Trust Indenture Act, as in effect on the date of such Indenture, and to such Debt Securities. Unless otherwise indicated, certain capitalized terms used below and not defined have the respective meanings assigned to them in the Indenture.

      The Company may issue Debt Securities from time to time in one or more series. Senior Debt Securities and/or Subordinated Debt Securities may be issued under an indenture, as amended or supplemented from time to time (as so supplemented or amended, the “Indenture”) between the Company and The Chase Manhattan Bank, as trustee (the “Trustee”), and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture will be subject to and governed by the Trust Indenture Act.

General

      The Debt Securities will be unsecured obligations of the Company. The Indebtedness represented by (i) Senior Debt Securities will rank on a parity with all other unsecured and unsubordinated Indebtedness of the Company and (ii) Subordinated Debt Securities will be unsecured and subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company. See “— Subordination.”

      The Indenture will provide for the issuance by the Company from time to time of Debt Securities in one or more series. The aggregate principal amount of Debt Securities which may be issued under the Indenture will be unlimited and the Indenture will set forth the specific terms of any series of Debt Securities or provide that such terms shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

      Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for a description of the terms of such Debt Securities in respect of which this Prospectus is being delivered, including the following, as applicable:

(i) the form and title of such Debt Securities and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

(ii) any limit on the aggregate principal amount of such series of Debt Securities;

(iii) the date or dates on which the principal of such Debt Securities is payable, or the method by which such dates will be determined or extended;

(iv) the rate or rates at which such Debt Securities shall bear interest, if any, the date or dates from which such interest will accrue, the Interest Payment Dates on which such interest will be payable, the right, if any, of the Company to defer or extend an Interest Payment Date and the Regular Record Date, if any, for interest payable on any Registered Security on any Interest Payment Date, or the method by which any of the foregoing shall be determined, and the basis upon which interest will be calculated if other than on the basis of a 360-day year of twelve 30-day months;

(v) the place or places, if any, other than or in addition to the Borough of Manhattan, The City of New York, where the principal of, and premium, if any, and interest, if any, on such Debt Securities will be payable, where any Registered Securities of the series may be surrendered for registration of transfer, where such Debt Securities may be surrendered for exchange, where such Debt Securities that are convertible or exchangeable may be surrendered for conversion or exchange, as applicable and, if different than the location specified in the Indenture, the place or places where notices or demands to or upon the Company in respect of such Debt Securities and such Indenture may be served;

(vi) the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company or a Holder, if the Company or a Holder thereof is to have that option;

(vii) the obligation or the right, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

(viii) if other than denominations of $1,000 and any integral multiple thereof, the denomination or denominations in which any Registered Securities of such series will be issuable and, if other than denominations of $5,000, the denomination or denominations in which any Bearer Securities of such series will be issuable;

(ix) if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

(x) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities that will be payable upon declaration of acceleration of the Maturity thereof under the Indenture, or the method by which such portion shall be determined;

(xi) if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payment of principal of, or premium, if any, or interest, if any, on such Debt Securities will be payable or in which such Debt Securities will be denominated, and the particular provisions applicable thereto in accordance with, in addition to or in lieu of any provisions of the Indenture;

(xii) whether the amount of payments of principal of, or premium, if any, or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, commodities, equity indices or other indices), and the manner in which such amounts will be determined;

(xiii) whether the principal of, or premium, if any, or interest, if any, on such Debt Securities are to be payable, at the election of the Company or a Holder thereof, in a currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which (including the Election Date), and the terms and conditions upon which such election may be made, and the time and manner of determining the exchange rate between the currency in which such Debt Securities are denominated or stated to be payable and the currency or currencies in which such Debt Securities are to be so payable, in each case in accordance with, in addition to or in lieu of any of the provisions of the Indenture;

(xiv) the designation of the initial Exchange Rate Agent, if any;

(xv) the applicability, if any, of the defeasance or covenant defeasance provisions of the Indenture to such Debt Securities, and any provisions in modification of, in addition to or in lieu of any of the provisions of the Indenture;

(xvi) provisions, if any, granting special rights to Holders of such Debt Securities upon the occurrence of such events as may be specified;

(xvii) any deletions from, modifications of or additions to the Events of Default or covenants of the Company specified in the Indenture with respect to such Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein;

(xviii) whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities (with or without coupons), or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities, whether any such Debt Securities are to be issuable initially in temporary global form and whether any such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, whether Registered Securities of the series may be exchanged for Bearer Securities of the series (if permitted by applicable laws and regulations), and the circumstances under which and the place or places where any such exchanges may be made and if Debt Securities of any series are to be issuable in global form, the identity of any initial depository therefor;

(xix) the date as of which any Bearer Securities of the series and any temporary global Security representing Outstanding Securities of the series will be dated if other than the date of original issuance of the first Debt Security of the series to be issued;

(xx) the Person to whom any interest in any Registered Security of the series will be payable, if other than the Person in whose name that Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

(xxi) if such Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions;

(xxii) if such Debt Securities are to be issued upon the exercise of warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

(xxiii) whether, under what circumstances and the currency or currencies in which the Company will pay Additional Amounts as contemplated by the Indenture on such Debt Securities to any Holder who is not a United States person (including any modification to the definition of such term) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option);

(xxiv) if such Debt Securities are to be convertible into or exchangeable for any securities of any Person (including the Company), the terms and conditions upon which such Debt Securities will be so convertible or exchangeable;

(xxv) whether the Debt Securities are subject to subordination and the terms of such subordination; and

(xxvi) any other terms, conditions, rights and preferences relating to such Debt Securities.

      With respect to Debt Securities of any series denominated in U.S. dollars, the Registered Securities of such series, other than Registered Securities issued in global form (which may be of any denomination), will be issuable in denominations of $1,000 and any integral multiple thereof and the Bearer Securities of such series, other than Bearer Securities issued in global form (which may be of any denomination), will be issuable in a denomination of $5,000, unless otherwise provided in the applicable Prospectus Supplement. The Prospectus Supplement relating to a series of Debt Securities denominated in any currency other than U.S. dollars or a composite currency will specify the denominations thereof.

      One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which is below market rates at the time of issuance. One or more series of Debt Securities may be floating rate debt securities which are exchangeable for fixed rate debt securities. The Company will describe certain federal income tax consequences and special considerations, if any, applicable to each series of Debt Securities in the Prospectus Supplement relating thereto.

      Unless otherwise indicated in the applicable Prospectus Supplement, interest, if any, on any Registered Security which is payable, and is punctually paid or duly provided for, on any Interest Payment Date will be paid to the Person in whose name such Security is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Company maintained for such purpose as set forth in the Indenture; provided, however, that the Company may, at its option, pay each installment of interest, if any, on any Registered Security by (i) mailing a check for such interest installment, payable to or upon the written order of the Person entitled thereto as set forth in the Indenture, to the address of such Person as it appears on the Security Register or (ii) transferring an amount equal to such interest installment to an account located in the United States maintained by the payee.

      Holders may present Debt Securities for exchange and may present registered Debt Securities for transfer, in the manner, at the places and subject to the restrictions set forth in the Indenture and the Debt Securities and described in the applicable Prospectus Supplement. The Company will charge no service fees for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Global Securities

      The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered Global Securities that will be deposited with, or on behalf of, a depositary (the “Depositary”) identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

      The specific terms of the Depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all Depositary arrangements.

      Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary (“participants”). The accounts to be credited shall be designated by the underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of participant’s interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

      So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

      Principal, premium, if any, and any interest payments on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of a Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or Securities for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the Depositary for a series of Debt Securities, upon receipt of any payment of principal, premium or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security or Securities for such Debt Securities as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security or Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

      Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to have Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form.

Events of Default

      The Indenture provides that the following shall constitute Events of Default with respect to any series of Debt Securities thereunder:

(i) default in the payment of any interest on any Debt Security of such series, when it becomes due and payable, and continuance of such default for a period of 30 days;

(ii) default in the payment of the principal of or premium, if any, on any Debt Security of such series when due either at its Maturity, upon acceleration, redemption or otherwise;

(iii) default in the deposit of any sinking fund payment, when and as due by the terms of the Debt Securities of such series and the Indenture;

(iv) default in the performance, or breach, of any covenant or agreement of the Company in the Indenture which affects or is applicable to Debt Securities of such series (other than a default in the performance, or breach of a covenant or agreement which is specifically dealt with elsewhere in the Indenture), and continuance of such default or breach for a period of 60 days after there has been given to the Company by the Trustee, or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of all outstanding Securities of such series, a written notice thereof;

(v) certain events in bankruptcy, insolvency or reorganization of the Company; and

(vi) any other Event of Default provided with respect to Debt Securities of such series.

      No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder.

      The Indenture provides that if an Event of Default specified in clause (i), (ii), (iii), (iv) or (vi) above occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of such series may declare the principal of all such Debt Securities (or, in the case of Original Issue Discount Securities or Indexed Securities, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable immediately. If an Event of Default specified in clause (v) above occurs and is continuing, then the principal of all such Debt Securities (or, in the case of Original Issue Discount Securities or Indexed Securities, such portion of the principal amount thereof as may be specified in the terms thereof) will be due and payable immediately, without any declaration or other act on the part of the Trustee or any Holder. In certain cases, Holders of a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of Holders of all such Debt Securities, rescind and annul a declaration of acceleration.

      The Indenture provides that the Trustee will not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Indenture. The Indenture provides that no Holder of Debt Securities of any series may institute any proceedings, judicial or otherwise, to enforce the Indenture except in the case of failure of the Trustee thereunder to act for 60 days after it has received a request to enforce the Indenture by Holders of at least 25% in aggregate principal amount of the then Outstanding Debt Securities of such series (in the case of an Event of Default specified in clause (i), (ii), (iii), (iv) or (vi) above) or a request to enforce the Indenture by Holders of at least 25% in aggregate principal amount of all of the Debt Securities then Outstanding (in the case of an Event of Default specified in clause (v) above), and an offer of reasonable indemnity. This provision will not prevent any Holder of Debt Securities from enforcing payment of principal thereof, and premium, if any, and interest, if any, thereon at the respective due dates thereof. Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to Debt Securities of such series. The Trustee may, however, refuse to follow any direction that it determines may not lawfully be taken or would be illegal or in conflict with such Indenture or involve it in personal liability or which would be unjustly prejudicial to Holders not joining therein.

      The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to any series of Debt Securities thereunder, give to Holders of Debt Securities of such series notice of such default if such default has not been cured or waived. Except in the case of a default in the payment of principal of, or premium, if any, or interest on, or in the payment of any sinking fund installment in respect of, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of Holders of the Debt Securities of such series.

      The Company will be required to file annually with the Trustee an Officers’ Certificate as to compliance with all conditions and covenants under the terms of the Indenture.

Modification and Waiver

      Modifications of and amendments to the Indenture may be made by the Company and the Trustee thereunder with the consent of Holders of a majority in principal amount of the outstanding Debt Securities of each series issued under the Indenture that is affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the Stated Maturity of the principal of, or premium, if any, or any installment of interest on any Debt Security of such series, or reduce the principal amount thereof, or premium, if any, or the rate of interest, if any, thereon, or change any obligation of the Company to pay Additional Amounts (except as contemplated or permitted by the Indenture), or reduce the amount of principal of an Original Issue Discount Security of such series that would be due and payable upon a declaration of acceleration of the Maturity thereof or the amount thereof provable in bankruptcy, or adversely affect any right of repayment at the option of any Holder of any Debt Security of such series, or change any Place of Payment where, or the currency in which, any Debt Security of such series or premium, if any, or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment at the option of the Holder, on or after the Redemption Date or Repayment Date, as the case may be), or adversely affect any right to convert or exchange any Debt Security; (ii) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain defaults applicable to such series thereunder and their consequences provided for in the Indenture, or reduce the quorum or voting with respect to Debt Securities of such series; or (iii) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture which affect such series cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby.

      The Company may, with respect to any series of Debt Securities, omit in any particular instance to comply with certain restrictive provisions of the Indenture if Holders of at least a majority in principal amount of all Outstanding Debt Securities affected by such term, provision or condition, by Act of such Holders, waive such compliance in such instance with such term, provision or condition, but no such waiver will extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of the Company and the duties of the Trustee to Holders of Debt Securities of such series in respect of any such term, provision or condition will remain in full force and effect. Holders of a majority in principal amount of the outstanding Debt Securities of each series (in the case of an Event of Default specified in clause (i), (ii), (iii), (iv) or (vi) in “Events of Default,” above) or the Holders of a majority in principal amount of all of the Debt

Securities then Outstanding (in the case of an Event of Default specified in clause (v) in “Events of Default,” above) may, on behalf of all such Holders, waive any past default under the Indenture with respect to Debt Securities of that series except a default in the payment of the principal of, or premium, if any, or interest, if any, on any such Debt Security and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each outstanding Debt Security affected thereby.

Merger, Consolidation, or Sale of Assets

      The Company shall not consolidate with or merge with or into any other corporation or transfer all or substantially all of its property and assets as an entirety to any Person, unless (i) either the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company as an entirety are transferred is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia which expressly assumes all of the obligations of the Company under each series of Debt Securities and the Indenture with respect to each such series and (ii) immediately before and immediately after giving effect to such transaction, no Event of Default and no event which, after notice or passage of time or both, would become an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, any Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or any other Subsidiary or Subsidiaries.

Limitation on Liens

      The Indenture will provide that with respect to each series of Senior Debt Securities, unless otherwise set forth in the related Prospectus Supplement, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for: (i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Subsidiary; (vi) Liens in existence on the date of the first issuance by the Company of Senior Debt Securities issued pursuant to the Indenture; provided that no such Lien is spread to cover any additional property after such date and that the amount of Debt secured thereby is not increased; (vii) Liens securing Debt of the Company and its Subsidiaries incurred to finance the acquisition of fixed or capital assets; provided that (A) such Liens will be created substantially simultaneously with the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than the property financed by such Debt and (C) the amount of Debt secured thereby is not increased; (viii) Liens on the property or assets of a corporation that becomes a Subsidiary after the date hereof; provided that (A) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (B) any such Lien is not spread to cover any property or assets or such corporation after the time such corporation becomes a Subsidiary, and (C) the amount of Debt secured thereby is not increased; and (ix) Liens (not otherwise permitted hereunder) (A) which secure obligations not exceeding the greater of $100.0 million or 15% of Consolidated Net Worth of the Company, in each case in aggregate amount at any time outstanding, or (B) with respect to which the Company effectively provides that the Senior Debt Securities outstanding hereunder are secured equally and ratably with (or, at the option of the Company, prior to) the Debt secured by such Lien.

Defeasance

      If so specified in the Prospectus Supplement with respect to Debt Securities of any series, the Company at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain Paying Agencies, and hold money for payment in trust) or (ii) will not be subject to certain specified covenants with respect to the Debt Securities of such series as set forth in the related Prospectus Supplement, in each case if the Company deposits with the Trustee, in trust, money or Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, the Outstanding Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise any such option, the Company is required to deliver to the Trustee an Opinion of Counsel to the effect that the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (i), either a ruling to such effect received from or published by the U.S. Internal Revenue Service or an opinion that there has been a change in applicable federal income tax law to such effect. The Company is required to deliver to the Trustee an Officer’s Certificate stating that no Event of Default with respect to the Debt Securities of such series has occurred and is continuing.

Conversion Rights and Exchange Rights

      The terms and conditions, if any, upon which any of the Debt Securities are convertible into or exchangeable for Common Stock or other securities or property of the Company will be set forth in the related Prospectus Supplement. Such terms shall include the conversion or exchange price (or manner of calculation thereof), the exchange or conversion period, provisions as to whether conversion or exchange is mandatory at the option of the Holder or at the option of the Company, and may include provisions pursuant to which the number of shares, other securities or property of the Company to be received by the Holders of Debt Securities would be calculated. The conversion or exchange price of any Debt Securities of any series that is convertible into Common Stock, Preferred Stock or Depositary Shares of the Company may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as set forth in the applicable Prospectus Supplement.

Subordination

      Certain provisions of the Indenture relating to the subordination of the Subordinated Debt Securities are summarized below. The extent to which a particular series of Subordinated Debt Securities is subordinated to other indebtedness of the Company will be set forth in the Prospectus Supplement for that series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions. The particular terms of subordination of an issue of Subordinated Debt Securities may supersede the general provisions of the Indenture summarized below.

      Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, payment of the principal of, premium, if any, and interest, if any, on the Subordinated Debt Securities will be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full of all Senior Indebtedness, but the obligation of the Company to make payment of the principal of and premium, if any, and interest, if any, on the Subordinated Debt Securities will not otherwise be affected. Except as provided in a Prospectus Supplement and the related supplemental indenture, if any, no payment of principal or interest may be made on the Subordinated Debt Securities at any time if a default on Senior Indebtedness exists that permits the holders of such Senior Indebtedness to accelerate its maturity and the default is the subject of judicial proceedings or the Company has received notice of such default. Such supplemental indenture may also provide that Subordinated Debt Securities issued thereunder are subordinated and junior in right of payment to the prior payment in full of future senior subordinated debt securities, if any. After all Senior Indebtedness is paid in full and until the Subordinated Debt Securities are paid in full, Holders of the Subordinated Debt Securities will be subrogated to the rights of holders of Senior Indebtedness to the extent that distributions otherwise payable to such Holders have been applied to the payment of Senior Indebtedness. By reason of such subordination, in the event of any distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of Subordinated Debt Securities.

The Trustee

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

      The Indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate; provided, however, that if such Trustee acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

No Personal Liability of Officers, Directors, Employees or Stockholders

      No director, officer, employee or stockholder, as such, of the Company or any of its affiliates will have any personal liability in respect of the obligations of the Company under the Indenture or the Debt Securities by reason of his, her or its status as such.

Applicable Law

      The Indenture is, and the Debt Securities offered hereby will be, governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

      The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of any series of Preferred Stock to which any Prospectus Supplement may relate. Particular terms of the Preferred Stock offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to any series of Preferred Stock so offered will be described in the Prospectus Supplement relating to such Preferred Stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Second Restated Certificate of Incorporation of the Company as amended (the “Charter”), and the Certificate of Designation (the “Certificate of Designation”) relating to a particular series of Preferred Stock which will be in the form filed or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

General

      Under the Charter and the Restated By-laws of the Company (the “By-laws”), which are filed as exhibits to the Registration Statement of which this Prospectus is a part, the board of directors of the Company (the “Board of Directors”) is authorized without further shareholder action to adopt resolutions providing for the issuance of up to 50,000,000 shares of Preferred Stock, in one or more series, and to fix by resolution any of the powers, designations, preferences and relative dividend participation, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and the number of shares constituting each such series. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. As of the date of this Prospectus, the Company had no shares of Preferred Stock outstanding.

      The Prospectus Supplement relating to a particular series of Preferred Stock offered will describe the specific terms, including, where applicable: (i) the title, designation, number of shares and stated value of such Preferred Stock; (ii) the price at which such Preferred Stock will be issued; (iii) the dividend rates, if any (or method of calculation), whether such rate is fixed or variable or both, and the dates on which dividends will be payable, whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) the dates on which the Preferred Stock will be subject to redemption and the applicable redemption prices; (v) any redemption or sinking fund provisions; (vi) the convertibility or exchangeability of such Preferred Stock; (vii) if other than United States dollars, the currency or currencies (including composite currencies) in which such Preferred Stock is denominated and/or in which payments will or may be payable; (viii) the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or the value, rate or price relevant to such calculation; (ix) the place where dividends and other payments on the Preferred Stock are payable and the identity of the transfer agent, registrar and dividend disbursement agent for the Preferred Stock; (x) any listing of such Preferred Stock on any securities exchange; and (xi) any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions.

      The federal income tax consequences and special considerations applicable to any such series of Preferred Stock will be generally described in the Prospectus Supplement related thereto.

Rank

      Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock will rank pari passu as to dividends and liquidation rights in all respects with each other series of Preferred Stock.

Dividends

      Holders of Preferred Stock of each series will be entitled to receive cash dividends, when and as declared by the Board of Directors out of assets of the Company legally available for payment, at such rates and on such dates as will be set forth in the Prospectus Supplement relating to such series of Preferred Stock. Each dividend will be payable to holders of record as they appear on the stock books of the Company on the record dates fixed by the Board of Directors or a duly authorized committee thereof. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. Such rates may be fixed or variable or both. Dividends on any series of the Preferred Stock may be cumulative or noncumulative as provided in the Prospectus Supplement relating thereto. Except as provided in the related Prospectus Supplement, no series of Preferred Stock will be entitled to participate in the Company’s earnings or assets.

Liquidation Rights

      Unless otherwise stated in the related Prospectus Supplement, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of the Common Stock or any other class of stock ranking junior to such series of Preferred Stock upon liquidation, liquidating distributions in an amount set forth in the Prospectus Supplement related to such series of Preferred Stock, plus an amount equal to all accrued and unpaid dividends up to the date fixed for distribution for the current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement with respect to such series of Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, amounts payable with respect to a series of Preferred Stock and any other shares of capital stock of the Company ranking pari passu as to any distribution with such series of Preferred Stock are not paid in full, holders of such series of Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment in full of the liquidating distribution to which they are entitled, holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

      Neither the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Company, the consolidation or merger of the Company with or into any other corporation, nor the merger or consolidation of any other corporation into or with the Company, will be deemed to be a liquidation, dissolution or winding up of the Company.

Redemption and Sinking Fund

      The terms, if any, on which shares of a series of Preferred Stock may be subject to optional or mandatory redemption, in whole or in part, or may have the benefit of a sinking fund, will be set forth in the Prospectus Supplement relating to such series.

Voting Rights

      Except as indicated below or in the applicable Prospectus Supplement, or except as expressly required by applicable law, holders of Preferred Stock issued pursuant to this Prospectus and any related Prospectus Supplement will not be entitled to vote.

Conversion and Exchange Rights

      The terms, if any, on which shares of any series of Preferred Stock are convertible or exchangeable will be set forth in the Prospectus Supplement relating thereto. The Prospectus Supplement will describe the securities or rights into which such shares of Preferred Stock are convertible or exchangeable (which may include other Preferred Stock, Debt Securities, Depositary Shares, Common Stock or other securities or rights of the Company (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or a combination of the foregoing), and the terms and conditions upon which such conversions or exchanges will be effected including the initial conversion or exchange prices or rules, the conversion or exchange period and any other related provisions. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which case the consideration to be received by holders of such series of Preferred Stock would be calculated as of a time and in the manner stated in such Prospectus Supplement.

Transfer Agent and Registrar

      The transfer agent, registrar and dividend disbursement agent for each series of Preferred Stock will be designated in the related Prospectus Supplement.

DESCRIPTION OF DEPOSITARY SHARES

      The following description of the terms of the Depository Shares sets forth certain general terms and provisions of Depositary Shares to which any Prospectus Supplement may relate. Particular terms of the Depositary Shares offered by any Prospectus Supplement, and the related Deposit Agreement and Depositary Receipt, and the extent, if any, to which such general provisions may apply to such Deposit Agreement, Depositary Shares and Depositary Receipt, will be described in the Prospectus Supplement relating to such Depositary Shares. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the applicable Deposit Agreement, which will be in the form filed or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Depositary Shares, as well as the Charter or any Certificate of Designation describing the applicable series of Preferred Stock.

General

      The Company may, at its option, elect to offer fractional interests in shares of a series of Preferred Stock as Depositary Shares, rather than full shares of Preferred Stock. In such event, receipts (“Depositary Receipts”) for such Depositary Shares will be issued by the Company, each of which will represent a fraction of a share of a particular class or series of Preferred Stock, as described in the related Prospectus Supplement.

      Shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a separate deposit agreement (a “Deposit Agreement”), between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50 million (a “Preferred Stock Depositary”). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary with respect to such Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all of the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, conversion, exchange, redemption, and liquidation rights, if any).

      Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of Preferred Stock as described in the applicable Prospectus Supplement.

Dividends and Other Distributions

      The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a series of Preferred Stock to the record holders of Depositary Receipts relating to such Preferred Stock in proportion, insofar as possible, to the number of such Depositary Receipts owned by such holders on the relevant record date (subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary). The Preferred Stock Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and the balance not so distributed will be held by the Preferred Stock Depositary and added to and treated as part of the next sum received by such Preferred Stock Depositary for distribution to record holders of Depositary Shares then outstanding.

      In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, in proportion to the number of such Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable to effect such distribution, including the public or private sale of such property and distribution of the net proceeds from such sale to such holders.

      The amount so distributed to record holders of Depositary Receipts in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

      The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock will be made available to holders of Depositary Shares.

Redemption of Depositary Shares

      If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from redemption, in whole or in part, of such class or series of Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price and other amounts per share, if any, payable in respect of such class or series of Preferred Stock. Whenever the Company redeems Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined to be equitable by the Preferred Stock Depositary.

      After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

Voting the Preferred Stock

      Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to record holders of the Depositary Receipts evidencing the Depositary Shares of such class or series of Preferred Stock. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the related class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder’s Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such shares of Preferred Stock. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is taken in good faith and does not result from the negligence or willful misconduct of the Preferred Stock Depositary.

Liquidation Preference

      In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of related Preferred Stock as set forth in the related Prospectus Supplement.

Conversion and Exchange of Preferred Stock

      If any series of Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange, as set forth in the applicable Prospectus Supplement relating thereto, each record holder of Depositary Receipts will have the right or obligation to convert or exchange the Depositary Shares represented by such Depositary Receipts pursuant to the terms thereof.

Amendment and Termination of the Deposit Agreement

      The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended at any time by agreement between the Company and the Preferred Stock Depositary. However, amendments, if any, which materially and adversely alter the rights of holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights of holders of the underlying Preferred Stock, will be ineffective unless such amendment has been approved by holders of at least a majority of the Depositary Shares then outstanding under such Deposit Agreement. Every holder of outstanding Depositary Receipts at the time such amendment, if any, becomes effective will be deemed, by continuing to hold such Depositary Receipt, to consent to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

      A Deposit Agreement may be terminated by the Company upon not less than 30 days’ prior written notice to the Preferred Stock Depositary if a majority of each class or series of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts, together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipts. Additionally, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares related thereto have been redeemed, (ii) there has been a final distribution in respect of the Preferred Stock underlying such Depositary Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Receipts or (iii) each share of related Preferred Stock has been converted into capital stock of the Company not so represented by Depositary Shares.

Charges of Depositary

      The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay the Preferred Stock Depositary’s fees and charges in connection with the initial deposit of the Preferred Stock and initial issuance of Depositary Receipts and any redemption or conversion of the Preferred Stock. Holders of Depositary Receipts will pay all other transfer and other taxes, governmental charges and fees and charges of the Preferred Stock Depositary that are not expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

      A Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove any Preferred Stock Depositary. Any such resignation or removal will take effect upon the appointment of a successor Depositary and such successor Depositary’s acceptance of the appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50.0 million.

Miscellaneous

      The Preferred Stock Depositary will forward all reports and communications from the Company which are delivered to the Preferred Stock Depositary and which the Company is required or otherwise determines to furnish to holders of the Preferred Stock.

      Neither any Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under a Deposit Agreement. The obligations of the Company and any Preferred Stock Depositary under a Deposit Agreement will be limited to performing in good faith their duties thereunder (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct excepted. The Company and any Preferred Stock Depositary will not be obligated under the Deposit Agreement to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of any Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed and presented by the proper party or parties.

DESCRIPTION OF COMMON STOCK

      The following description of the terms of the Common Stock sets forth certain general provisions of the Common Stock as contained in the Charter and By-laws and is qualified in its entirety by reference to the Charter and By-laws.

General

      The Company is currently authorized to issue up to of 600,000,000 shares of Common Stock. As of March 31, 1999, there were approximately 395.7 million shares of Common Stock outstanding. All outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock is listed on the NYSE under the symbol “BSX.”

      Holders of Common Stock have no preemptive, subscription, redemption or conversion rights and the Common Stock is not subject to redemption. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any series of Preferred Stock, whether currently outstanding or designated and issued in the future. See “Description of Preferred Stock.”

Dividends

      Subject to the preferences of holders of Preferred Stock, holders of Common Stock are entitled to dividends and other distributions when, as and if declared by the Board of Directors out of funds legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

Voting Rights

      Except as otherwise provided by law or by the designation of the preferences, limitations and relative rights of any series of Preferred Stock, the voting power of the Company is held by holders of the Common Stock. Each holder of Common Stock is entitled to one vote for each share held. Holders of Common Stock are not entitled to cumulative voting rights and, therefore, holders of a plurality of shares voting in the election of directors may elect the entire class of the Board of Directors standing for election at a shareholders’ meeting at which a quorum is present. In that event, holders of the remaining shares of Common Stock would not be able to elect any director to the Board of Directors. The Company’s Charter requires that the Board of Directors be staggered, consisting of three classes of directors which are as nearly equal in number as possible.

Liquidation and Dissolution

      Except as otherwise provided by the designation of the preferences, limitations and relative rights of any series of Preferred Stock, in the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after payment has been made to holders of each series of Preferred Stock of the full amount to which they are entitled, holders of shares of Common Stock will be entitled to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets available for distribution to holders of the Common Stock.

Certain Provisions of Delaware Law, the Charter and the By-laws

      The Company is subject to the provisions of the General Corporate Law of Delaware. Section 203 of the General Corporate Law of Delaware prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combinations are approved in a prescribed manner. A “business combination” includes mergers, assets sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates owns, or within three years did own, 15% or more of the corporation’s voting stock.

      As permitted by the General Corporation Law of Delaware, the Company’s Charter provides that Directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except in certain circumstances involving wrongful acts, such as the breach of a directors duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Company’s Charter and By-laws also contain provisions requiring the Company to indemnify the Company Directors and officers to the fullest extent permitted by the General Corporate Law of Delaware. In addition, the Company has entered into indemnification agreements with each of its Directors and executive officers. These agreements provide rights of indemnification substantially similar to and in certain respects broader than those provided by the Charter and By-laws.

      The Certificate and the By-laws provide that the Board of Directors be divided into three classes of Directors as nearly equal in size as possible, with staggered three year terms. The Charter provides that vacancies on the Board may only be filled by a majority of the Board then in office and further provides that Directors may only be removed by the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of Directors.

      The Charter provides that stockholder action can only be taken at an annual or special meeting of stockholders and that the business permitted to be conducted at any meeting of stockholders is limited to the business brought before the meeting by the Chairman of the Board or the President of the Company or at the request of a majority of the members of the Board. The Charter and By-laws provide that special meetings of stockholders can be called only by the Chairman of the Board of the Company or pursuant to a resolution approved by a majority of the total number of Directors which the Company would have if there were no vacancies on the Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders.

      The Charter prohibits the Company, with certain exceptions, from purchasing any shares of the Company’s stock from any person, entity or group that beneficially owns 5% or more of the Company’s voting stock at an above-market price, unless a majority of the Company’s disinterested stockholders approve the transaction. In addition, the Charter empowers the Board, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders and to consider constituencies other than stockholders.

      The General Corporation Law of Delaware provides generally that the vote of a majority of shares entitled to vote is required to act on most matters and to amend a corporation’s certificate of incorporation. The Certificate and the By-laws contain provisions requiring the affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class, to amend certain provisions of the Charter and the By-laws, including certain of the foregoing provisions. Such a supermajority vote would be in addition to any separate class vote that might in the future be required with respect to shares of Preferred Stock then outstanding.

      The foregoing and other provisions of Delaware law and the Company’s Charter and By-laws could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock.

Transfer Agent

      The transfer agent and registrar for the Common Stock is Boston Equiserve.

DESCRIPTION OF WARRANTS

      The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. Particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Warrants. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement relating to each series of Warrants, which will be in the form filed or incorporated by reference in the Registration Statement at or prior to the time of the issuance of such series of Warrants.

General

      The Company may issue Warrants to purchase Debt Securities, Preferred Stock, Depositary Shares, Common Stock or any combination thereof (collectively, the “Underlying Warrant Securities”). Such Warrants may be issued independently or together with any such series of Underlying Warrant Securities and may be attached or separate from such Underlying Warrant Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a “Warrant Agreement”) to be entered into between the Company and a warrant agent (“Warrant Agent”). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants.

      An applicable Prospectus Supplement will describe the terms of any series of Warrants in respect of which this Prospectus is being delivered, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (v) the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such Warrants and the number of such Underlying Warrant Securities issuable upon exercise of such Warrants; (vi) the price at which and the currency or currencies, including composite currencies, in which the Underlying Warrant Securities purchasable upon exercise of such Warrants may be purchased; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right will expire; (viii) whether such Warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Underlying Warrant Securities with which such Warrants are issued and the number of such Warrants issued with each such Underlying Warrant Security; (xi) if applicable, the date on and after which such Warrants and the related Underlying Warrant Securities will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain U.S. federal income tax considerations; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

Amendments and Supplements to Warrant Agreement

      The Warrant Agreement for a series of Warrants may be amended or supplemented without the consent of the holders of the Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Warrants and that do not adversely affect the interests of the holders of the Warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

      The following description of the terms of the Stock Purchase Contracts and Stock Purchase Units sets forth certain general terms and provisions of the Stock Purchase Contracts and/or Stock Purchase Units to which any Prospectus Supplement may relate. Particular terms of the Stock Purchase Contracts and/or Stock Purchase Units offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Stock Purchase Contracts and/or Stock Purchase Units so offered will be described in the Prospectus Supplement relating to such Stock Purchase Contracts and/or Stock Purchase Units.

      The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to holders, a specified number of shares of Common Stock, Preferred Stock or Depositary Shares at a future date. The consideration per share of Common Stock, Preferred Stock or Depositary Shares may be fixed at the time that the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to such Stock Purchase Contract upon the occurrence of certain events. The Stock Purchase Contracts may be issued separately or as a part of units (“Stock Purchase Units”), consisting of a Stock Purchase Contract and Debt Securities, Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase Common Stock, Preferred Stock or Depositary Shares under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to holders of the Stock Purchase Units, or vice versa, and such payments may be unsecured or prefunded. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

      Each applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      The following description of the terms of the Trust Preferred Securities sets forth certain general terms and provisions of the Trust Preferred Securities to which any Prospectus Supplement may relate. Particular terms of the Trust Preferred Securities offered by any Prospectus Supplement and the extent, if any, to which such general terms and provisions may apply to the Trust Preferred Securities so offered will be described in the Prospectus Supplement relating to such Trust Preferred Securities.

      Each Trust may issue, from time to time, one or more series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration authorizes the Regular Trustees of each Trust to issue one or more series of Trust Preferred Securities on behalf of the respective Trust. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee for each Trust, an independent trustee, will act as indenture trustee for the Trust Preferred Securities to be issued by such Trust for purposes of compliance with the Trust Indenture Act.

      The Trust Preferred Securities will have such terms, including with respect to distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall established by the Regular Trustees of the applicable Trust in accordance with the Declaration of such Trust or as shall be set forth in such Declaration or made part of such Declaration by the Trust Indenture Act.

      Reference is made to the Prospectus Supplement relating to the Trust Preferred Securities of the applicable Trust for specific terms of such Trust Preferred Securities, including (i) the distinctive designation of such Trust Preferred Securities; (ii) the aggregate number of Trust Preferred Securities to be issued by such Trust; (iii) the annual distribution rate (or method of determining such rate) for such Trust Preferred Securities and the date or dates upon which such distributions will be payable; provided, however, that distributions on the Trust Preferred Securities shall, subject to any deferral provisions, and any provisions for payment of defaulted distributions, be payable on a periodic basis to holders of Trust Preferred Securities as of a record date in each period during which Trust Preferred Securities are outstanding; (iv) any right of such Trust to defer periodic distributions on such Trust Preferred Securities as a result of any interest deferral right exercised by the Company on the Subordinated Debt Securities held by such Trust; (v) whether distributions on such Trust Preferred Securities will be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or the method of determining the date or dates from which distributions on such Trust Preferred Securities will be cumulative; (vi) the amount or amounts which will be paid out of the assets of such Trust to holders of Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vii) the obligation or option, if any, of such Trust to purchase or redeem Trust Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, such Trust Preferred Securities will be purchased or redeemed, in whole or in part, pursuant to such obligation or option; (viii) the voting rights, if any, of such Trust Preferred Securities in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by holders of such Trust Preferred Securities as a condition to specified action or amendments to the applicable Declaration; (ix) the terms and conditions, if any, upon which the Subordinated Debt Securities may be distributed to holders of Trust Preferred Securities; (x) if applicable, any securities exchange upon which such Trust Preferred Securities shall be listed; (xi) whether such Trust Preferred Securities are convertible or exchangeable, and if so, the securities or rights into which such Trust Preferred Securities are convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected; (xii) the method by which amounts payable in respect of such Trust Preferred Securities may be calculated and any commodities, currencies, currency units or composite currencies, or indices, or value, rate or price, relevant to such calculation; and (xiii) any other relevant rights, preferences, privileges, limitations or restrictions of such Trust Preferred Securities not inconsistent with the applicable Declaration or with applicable law.

      All Trust Preferred Securities offered will be guaranteed by the Company to the extent set forth below under “Description of Trust Guarantee.” The Trust Guarantees of the Company, when taken together with the Company’s obligations under the Subordinated Debt Securities and the relevant supplemental indenture, and its obligations under each Declaration, including the Company’s obligations to pay costs, expenses, debts and liabilities of each Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee, on a subordinated basis, of amounts due on the Trust Preferred Securities. The payment terms of the Trust Preferred Securities issued by a Trust will be the same as the Subordinated Debt Securities issued to such Trust by the Company. The Prospectus Supplement relating to any offering of Trust Preferred Securities will describe certain U.S. federal income tax considerations applicable thereto.

Trust Common Securities

      In connection with the issuance of Trust Preferred Securities, a Trust will issue Trust Common Securities. Each Declaration authorizes the Regular Trustees to issue on behalf of a Trust one or more series of Trust Common Securities having such terms, including with respect to distributions, redemption, voting, liquidation rights or other restrictions as shall be established by such Regular Trustees in accordance with such Declaration or as shall otherwise be set forth therein. The terms of Trust Common Securities of a Trust will be substantially identical to the terms of the related Trust Preferred Securities of such Trust, and such Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with such Trust Preferred Securities except that, upon an event of default under its Declaration, the rights of holders of such Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of holders of such Trust Preferred Securities. Except in certain limited circumstances, Trust Common Securities will also carry the right to vote to appoint, remove or replace any of the Capital Trustees of the applicable Trust. The Company will own directly or indirectly all of the Trust Common Securities of each of the Trusts.

DESCRIPTION OF TRUST GUARANTEE

      The following description of the terms of the Trust Guarantees which will be executed and delivered by the Company for the benefit of holders from time to time of Trust Preferred Securities sets forth certain general terms and provisions of the Trust Guarantees to which any Prospectus Supplement may relate. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to all of the provisions in each Trust Guarantee, which will be in the form filed with or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of Trust Preferred Securities, and those made part of the Trust Guarantee by the Trust Indenture Act, as in effect on the date of such Trust Guarantee, and to such Trust Preferred Securities.

General

      Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. Chase Manhattan Bank, an independent trustee, will act as indenture trustee under each Trust Guarantee (the “Guarantee Trustee”) for the purposes of compliance with the provisions of the Trust Indenture Act. Pursuant to each Trust Guarantee, unless otherwise specified in the applicable Prospectus Supplement, the Company will agree, to the extent set forth therein, to pay in full, on a subordinated basis, to holders of Trust Preferred Securities, the Trust Guarantee Payments (as defined herein) (except to the extent paid by the applicable Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Trust may have or assert. The following payments or distributions with respect to Trust Preferred Securities, to the extent not paid by or on behalf of the applicable Trust (the “Guarantee Payments”), will be subject to a Trust Guarantee (without duplication): (i) any accrued and unpaid distributions which are required to be paid on Trust Preferred Securities, to the extent the applicable Trust has funds available therefor; (ii) with respect to any Trust Preferred Securities called for redemption by a Trust, the redemption price (the “Redemption Price”) and all accrued and unpaid distributions to the date of redemption, to the extent such Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of a Trust (other than in connection with the distribution of Subordinated Debt Securities to holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent such Trust has funds available therefor, and (b) the amount of assets of such Trust remaining available for distribution to holders of Trust Preferred Securities in liquidation of such Trust. The Company’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to holders of Trust Preferred Securities or by causing the applicable Trust to pay such amounts to such holders.

      The Trust Guarantees will not apply to any payment of distributions except to the extent a Trust has funds available therefor. If the Company does not make interest or principal payments on the Subordinated Debt Securities purchased by a Trust, such Trust will not have funds available for, and will not pay, distributions on Trust Preferred Securities.

      The Company has also agreed separately to guarantee the obligations of each Trust with respect to Trust Common Securities (the “Common Securities Guarantee”) to the same extent as a Trust Guarantee, except that upon an Event of Default under a Declaration, holders of Trust Preferred Securities shall have priority over holders of Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of the Company

      Unless otherwise specified in the applicable Prospectus Supplement, in the applicable Trust Guarantee, the Company will covenant that, so long as any applicable Trust Preferred Securities remain outstanding, if there shall have occurred any event that would constitute an event of default under such Trust Guarantee or Declaration, then (a) the Company will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in satisfaction of the Company’s obligations under any employee benefit plans, systematic stock repurchase program, or in satisfaction of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase its capital stock, (ii) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (iii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being so converted or exchanged, (iv) dividends or distributions in capital stock of the Company (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock, and (v) redemptions or repurchases of any rights outstanding under a shareholder rights plan), (b) the Company will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any of its debt securities which rank junior to the Subordinated Debt Securities and (c) the Company will not make any guarantee payments with respect to the foregoing (other than payments pursuant to a Trust Guarantee or a Common Securities Guarantee).

Modification of the Trust Guarantee; Assignment

      Except with respect to any changes that do not adversely affect the rights of holders of Trust Preferred Securities (in which case no consent will be required), a Trust Guarantee may be amended only with the prior approval of holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the applicable Trust. The manner of obtaining any such approval of holders of the Trust Preferred Securities will be set forth in the accompanying Prospectus Supplement. All guarantees and agreements contained in the Trust Guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will inure to the benefit of holders of the applicable Trust Preferred Securities then outstanding.

Termination

      A Trust Guarantee will terminate (a) upon full payment of the Redemption Price of all applicable Trust Preferred Securities then outstanding, (b) upon distribution of the Subordinated Debt Securities held by such Trust to the applicable holders of Trust Preferred Securities or (c) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of a Trust. A Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid to it under Trust Preferred Securities or a Trust Guarantee.

Events of Default

      An event of default under a Trust Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

      Holders of a majority in liquidation amount of the Trust Preferred Securities issued by a Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Guarantee Trustee or to direct the exercise of any trust or power conferred upon such Guarantee Trustee. If a Guarantee Trustee fails to enforce a Trust Guarantee, any record holder of Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce such holder’s rights under such Trust Guarantee without first instituting a legal proceeding against the applicable Trust, such Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a payment required under a Trust Guarantee, a record holder of Trust Preferred Securities may directly institute a proceeding against the Company for enforcement of such Trust Guarantee for such payment to the record holder of Trust Preferred Securities of the principal of or interest on the applicable Debt Securities on or after the respective due dates specified in the Debt Securities, and the amount of the payment will be based on the holder’s pro rata share of the amount due and owing on all Trust Preferred Securities issued by the applicable Trust. The Company waives any right or remedy to require that any action be brought first against each Trust or any other person or entity before proceeding directly against the Company.

Status of the Trust Guarantees

      Each of the Trust Guarantees will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, except those liabilities of the Company made pari passu or subordinate by their terms; (ii) pari passu with most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered by the Company in respect of any preferred or preference stock of any affiliate of the Company; and (iii) senior to the Common Stock of the Company. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities, by acceptance thereof, agrees to the subordination provisions and other terms of the Trust Guarantee relating thereto.

      Each Trust Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

Information Concerning the Guarantee Trustee

      The Guarantee Trustee, prior to the occurrence of a default with respect to a Trust Guarantee, undertakes to perform only such duties as are specifically set forth in the applicable Trust Guarantee and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The foregoing will not relieve the Guarantee Trustee, upon the occurrence of an event of default under a Trust Guarantee, from exercising the rights and powers vested in it by such Trust Guarantee.

Applicable Law

      The Trust Guarantees will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

      The Company may sell the Securities and the Trusts may sell the Trust Preferred Securities being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and/or (iv) directly by the Company or, in the case of Trust Preferred Securities, by the Trusts, to purchasers.

      The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      Offers to purchase Securities may be solicited directly by the Company or the Trusts or by agents designated by the Company or the Trusts from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or by any Trust to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment (ordinarily five business days or less). Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

      If Securities are sold by means of an underwritten offering, the Company and, in the case of an offering of Trust Preferred Securities, the applicable Trust, will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this Prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of Securities, unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such Securities will be obligated to purchase all such Securities if any are purchased.

      The Company or any of the Trusts, as applicable, may grant to the underwriters options to purchase additional Securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the Prospectus Supplement relating thereto. If the Company or any such Trust, as applicable, grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Securities.

      If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company or any of the Trusts, as applicable, will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

      Offers to purchase Securities may be solicited directly by the Company or any of the Trusts, as applicable, and the sale thereof may be made by the Company or any of the Trusts directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

      Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for the Company or any of the Trusts, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company or any such Trust and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

      If so indicated in the applicable Prospectus Supplement, the Company or any of the Trusts, as applicable, may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company or any such Trust at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to delayed delivery contracts accepted by the Company or any of the Trusts, as applicable.

      Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company or any of the Trusts, as applicable, to indemnification by the Company or any such Trust against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

      Each series of Securities will be a new issue and, other than the Common Stock, which is listed on the New York Stock Exchange, will have no established trading market. The Company may elect to list any series of Securities on an exchange, and in the case of the Common Stock, on any additional exchange, but, unless otherwise specified in the applicable Prospectus Supplement, the Company shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Securities.

      Agents, underwriters, dealers and remarketing firms may, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

      The place and time of delivery for Securities will be set forth in the accompanying Prospectus Supplement for such Securities.

LEGAL MATTERS

      The validity of the Securities will be passed upon for the Company, BSC Capital Trust, BSC Capital Trust II and BSC Capital Trust III, as the case may be, by Shearman & Sterling, New York, New York. Certain matters of Delaware Law relating to the validity of the Trust Preferred Securities will be passed upon for the Company and the Trusts by Prickett, Jones, Elliott & Kristol, special counsel to the Company, BSC Capital Trust, BSC Capital Trust II and BSC Capital

Trust III. If the Securities are being distributed in an underwritten offering, the validity of the Securities will be passed upon for the underwriters by counsel identified in the related Prospectus Supplement.

EXPERTS

      The consolidated financial statements and financial statement schedule of the Company incorporated by reference and included, respectively, in the Company’s 1998 Form 10-K, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference and included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been incorporated herein by reference in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

      The combined balance sheets of Schneider Worldwide, formerly a business of Pfizer Inc., as of December 31, 1997 and 1996, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1997, are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.